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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
JetBlue Airways Corporation:

        We consent to the incorporation by reference in the Registration Statement, filed on Form S-8 (No. 333-86444) of JetBlue Airways Corporation pertaining to the JetBlue Airways Corporation 2002 Stock Incentive Plan and JetBlue Airways Corporation Crewmember Stock Purchase Plan of our reports dated June 27, 2001, relating to the statements of operations, convertible redeemable preferred stock and stockholders' equity (deficit) and cash flows and the related schedule for the year ended December 31, 2000, which reports appear in the December 31, 2002 annual report on Form 10-K of JetBlue Airways Corporation.

/s/  KPMG LLP

Stamford, Connecticut
February 18, 2003

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CONSENT OF INDEPENDENT AUDITORS